EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements filed on Form S-8 (Nos. 333-157276, 333-172596, 333-174983, 333-183617, 333-198757, 333-213407, 333-225865, and 333-231749) and on Form S-3 (Nos. 333-161552, 333-166442, 333-166443, 333-173806, 333-174199, 333-189555, 333-212864 and 333-219618) of our reports dated March 6, 2020, relating to the consolidated financial statements of Flotek Industries, Inc. and subsidiaries which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards, and the effectiveness of internal control over financial reporting of Flotek Industries, Inc. and subsidiaries appearing in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Moss Adams LLP

Houston, Texas
March 6, 2020